UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2013

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4655 Great America Parkway Santa Clara, California		95054
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 12, 2013 (the “Closing Date”), Avaya Inc. (the “Company”), Citibank, N.A. and the lenders party thereto entered into Amendment No. 7 to Credit Agreement (the “Cash Flow Amendment”), pursuant to which that certain Third Amended and Restated Credit Agreement, dated as of December 21, 2012 and as amended as of February 13, 2013, among the Company, Avaya Holdings Corp., Citibank, N.A., the lenders party thereto from time to time and the other agents named therein (the “Cash Flow Credit Agreement”), was amended.

Pursuant to the Cash Flow Amendment, the Company refinanced in full all senior secured term B-1 loans outstanding under the Cash Flow Credit Agreement on the Closing Date with the cash proceeds (net of related fees and expenses) from the Company’s borrowing of approximately $589.0 million aggregate principal amount of senior secured term B-5 loans under the Cash Flow Credit Agreement. The additional senior secured term B-5 loans are part of, and have the same terms as, the Company’s existing tranche of senior secured term B-5 loans, which was established pursuant to Amendment No. 5 to Credit Agreement (“Amendment No. 5”), dated as of December 21, 2012, previously attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2012 (the “Prior 8-K”). The description of Amendment No. 5 and the Company’s senior secured term B-5 loans in Item 1.01 of the Prior 8-K is incorporated herein by reference.

The foregoing description of the Cash Flow Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Cash Flow Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Exhibit Name

10.1	Amendment No. 7 to Credit Agreement, dated as of March 12, 2013, among Avaya Inc., Citibank, N.A., as Administrative Agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: March 14, 2013	By:	/s/ David Vellequette
Name: David Vellequette
Title: Chief Financial Officer